Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use in the Registration Statement on Form S-1 of Bird Global, Inc. our report dated November 18, 2020, except for the effects of Note 10 for which the date is July 15, 2021, relating to the consolidated financial statements of LMTS Holding, SCA appearing in the Registration Statement.

San Francisco, California

November 16, 2021